DEUTSCHE BANK AKTIENGESELLSCHAFT

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Attention:	Kevin W. Vaughn
Accounting Branch Chief Office of Financial Services

November 6, 2015

Re:	Deutsche Bank Aktiengesellschaft

Form 20-F for Fiscal Year Ended December 31, 2014

Filed March 20, 2015

Form 6-K Dated October 8, 2015

File No. 001-15242

Dear Mr. Vaughn:

We have received your letter, dated October 28, 2015, providing comments on our Form 20-F for the Fiscal Year Ended December 31, 2014 and our Form 6-K dated October 8, 2015.

We are preparing our response to the comments, but would like to request an extension of the period in which to provide it to Wednesday, November 25, 2015.

Should you have any questions or comments, please feel free to contact me (ph: +49(69)910-31781; fax: +49(69)910-39741; e-mail: peter.burrill@db.com).

Yours sincerely,

Deutsche Bank Aktiengesellschaft

/s/ Peter Burrill

Peter Burrill

Group Controller

cc:	Markus Schenck

Chief Financial Officer